Exhibit 99.1

For Immediate Release
January 29, 2020

New Mexico Supreme Court Ruling Confirms Applicability of Energy Transition Act to PNM Filing

(ALBUQUERQUE, N.M.) – Today the New Mexico Supreme Court ruled on a joint Emergency Verified Petition from New Mexico Governor Lujan Grisham, Navajo Nation President Jonathan Nez, Speaker of the New Mexico House of Representatives Brian Egolf and other New Mexico lawmakers to provide clarification about the applicability of the Energy Transition Act (ETA) to PNM’s application for San Juan Generating Station abandonment, securitization and replacement power.

The Court granted the joint petition, confirming the applicability of the ETA and requiring the New Mexico Public Regulation Commission (NMPRC) to apply the ETA to all of PNM’s application. The Court further noted that any previous NMPRC orders inconsistent with today’s order should be vacated. The request for a stay of the case was denied.

“We applaud the New Mexico Supreme Court’s decision in applying the Energy Transition Act,” said Pat Vincent-Collawn, PNM Resources’ chairman, president and CEO. “This ruling positively impacts the people of New Mexico. We also recognize the passion and commitment that all sides share in this journey to a clean and just energy future. This decision affects us all and by working together we can achieve our state’s goal of 100% emissions-free.”

The ETA, described by New Mexico Governor Lujan Grisham’s office as landmark legislation that sets bold statewide renewable energy standards and establishes a pathway for a low-carbon energy transition away from coal while providing workforce training and transition assistance to affected communities, became effective in June 2019 after being passed in the legislative session and signed into law by the Governor.

The NMPRC is expected to provide a final order on the abandonment and securitization portion of PNM’s filing by April 1, 2020.

Upon receipt of today’s order, it will be available at:
https://www.pnmresources.com/investors/rates-and-filings.aspx

Background:
PNM Resources (NYSE: PNM) is an energy holding company based in Albuquerque, N.M., with 2018 consolidated operating revenues of $1.4 billion. Through its regulated utilities, PNM and TNMP, PNM Resources has approximately 2,701 megawatts of generation capacity and provides electricity to more than 785,000 homes and businesses in New Mexico and Texas. For more information, visit the company's website at www.PNMResources.com.

CONTACTS:
Analysts                            Media
Lisa Goodman                            Ray Sandoval
(505) 241-2160                        (505) 241-2782

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
Statements made in this news release for PNM Resources, Inc. (“PNMR”) and Public Service Company of New Mexico (“PNM”) (collectively, the “Company”) that relate to future events or expectations, projections, estimates, intentions, goals, targets, and strategies are made pursuant to the Private Securities Litigation Reform Act of 1995. Readers are cautioned that all forward-looking statements are based upon current expectations and estimates. PNMR and PNM assume no obligation to update this information. Because actual results may differ materially from those expressed or implied by these forward-looking statements, PNMR and PNM caution readers not to place undue reliance on these statements. PNMR's and PNM's, business, financial condition, cash flow, and operating results are influenced by many factors, which are often beyond their control, that can cause actual results to differ from those expressed or implied by the forward-looking statements. For a discussion of risk factors and other important factors affecting forward-looking statements, please see the Company’s Form 10-K and Form 10-Q filings with the Securities and Exchange Commission, which factors are specifically incorporated by reference herein.

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